Exhibit 10.81

FORM OF KEY EMPLOYEE EMPLOYMENT PROTECTION AGREEMENT

THIS AGREEMENT between MBIA Inc., a Connecticut corporation (the “Company”), and _____________________ (the “Participant”), dated as of this ___th day of _____________, ________. Capitalized terms used but not defined herein shall have the meaning set forth in the MBIA Inc., Key Employee Employment Protection Plan.

WITNESSETH:

WHEREAS, the Company has employed the Participant and has determined that the Participant holds an important position with the Company;

WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such a situation in the best interests of shareholders;

WHEREAS, the Company understands that any such situation will present significant concerns for the Participant with respect to his financial and job security;

WHEREAS, the Company desires to assure itself of the Participant’s services during the period in which it is confronting such a situation, and to provide the Participant certain financial assurances to enable the Participant to perform the responsibilities of his position without undue distraction and to exercise his judgment without bias due to his personal circumstances;

WHEREAS, as a condition to participation in the Plan, the Participant must enter into a Key Employee Employment Protection Agreement with the Company;

NOW, THEREFORE, in consideration of the benefits provided by the Company in the Plan, including severance payments, the grant and continued vesting of equity awards and other benefits due Participant under Section 6 of the Plan:

1.        Effective Date. The Effective Date of this Agreement shall be the date specified on the signature page hereof.

2.        Employment Period. Subject to Section 7 of the Plan, the Participant agrees to remain in the employ of the Company through the Employment Period.

3.        Duties. During the Employment Period, the Participant shall devote his full attention during normal business hours to the business and affairs of the Company and use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Participant’s continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Participant’s services to the Company.

4.      Confidential Information, Company Property.

(a) Confidential Information. At all times after the Effective Date, the Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Participant during his employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Participant). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Non-Competition. The Participant agrees that for two years after the Date of Termination, Participant shall not, except with the prior written consent of the Chief Executive Officer of the Company, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any of MBIA’s Triple A monoline competitors, whether currently in existence or formed after the date hereof, which currently include AMBAC, FSA, FGIC, CDC/CIFG, XL, Ace Guaranty Corp., DePfa, Assured Guaranty and Radian Asset Assurance Inc or any of their affiliates or successors or with any other company that is established for the purposes of providing triple-A rated financial guaranty or similar credit enhancement products, including triple-A rated credit derivative products, that would compete with MBIA (any of the above, an “MBIA Competitor”). Nothing in this paragraph shall prohibit the Participant from accepting employment in with a commercial bank, investment bank or other similar institution that is not primarily engaged in the business of providing the products described above, providing that such commercial bank, investment bank or other similar institution is not affiliated with (e.g. does not own more than a 5 percent interest in) an MBIA Competitor. Notwithstanding anything herein to the contrary, the foregoing shall not prevent the Participant from acquiring as an investment securities representing not more than two percent (2%) of the outstanding voting securities of any publicly held corporation.

(c) Non-Disparagement. During the Employment Period and at any time thereafter, Participant shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or any of its affiliates any products or services offered by any of these, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, in each case except to the extent required by law, and then only after consultation with the Company.

(d) Nonsolicitation of Employees. The Participant agrees that for two years after the Date of Termination, he will not attempt, directly or indirectly, to induce any employee of the Company, or any subsidiary or any affiliate thereof to be employed or perform services elsewhere or otherwise to cease providing services to the Company, or any subsidiary or affiliate thereof.

(e) Nonsolicitation of Clients. During the Employment Period and for two years after the Date of Termination, Participant shall not, directly or indirectly, for his own account or for the account of any other Person, in any jurisdiction in which the Company or any of its affiliates has commenced or made plans to commence operations, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of the Company or any of its affiliates with any person throughout the world which is or was a customer, client or distributor of the Company or any of its affiliates at any time during which Participant was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the Date of Termination (in the case of any such activity after the Date of Termination), other than any such solicitation on behalf of the Company or any of its affiliates during the Employment Period.

(f) Company Property. Except as expressly provided herein, promptly following the Participant’s termination of employment, the Participant shall return to the Company all property of the Company and all copies thereof in the Participant’s possession or under his control.

5.      Injunctive Relief and Other Remedies with Respect to Covenants.

(a) The Participant acknowledges and agrees that the covenants and obligations of the Participant with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Participant agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Participant from committing any violation of the covenants and obligations contained in this Agreement. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Agreement constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.

(b) The Participant agrees that in the event the Participant breaches any provision of Section 4 hereof in any material respect following the Date of Termination, in addition to any remedy at law or in equity, the Participant shall (i) not be entitled to receive, if not already paid, the benefits described in Section 8 of the Plan, and (ii) return to the Company any and all payments previously made by the Company (or any of its affiliates) pursuant to Section 8 of the Plan within 15 days after written demand for such repayment is made to Participant by the Company.

6.      Miscellaneous.

(a) Applicable Law. Except to the extent that they may be preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the States of New York, applied without reference to principles of conflict of laws.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in this Agreement shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

(c) Arbitration. Except as otherwise provided in Section 5 hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of White Plains, New York and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Participant. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(d) Severability; Reformation. In the event that one more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Section 4 hereof is not enforceable in accordance with its terms, the Participant and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.

(e) Entire Agreement. The Plan and this Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by the parties with respect thereto.

(f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

MBIA INC.

By:

PARTICIPANT